Exhibit 4.1

SEVENTH AMENDMENT TO THE MANAGEMENT AGREEMENT

This SEVENTH AMENDMENT TO THE MANAGEMENT AGREEMENT (this “Amendment”), dated as of December 13, 2019 is made by and between Navios Maritime Acquisition Corporation, a Marshall Islands corporation (“NMAC”) and Navios Tankers Management Inc., a Marshall Islands corporation (“Tankers Management”, and together with NMAC, the “Parties”) and amends the Management Agreement (including all amendments thereto, the “Agreement”) entered into between NMAC and Navios Shipmanagement Inc. (“Shipmanagement”) on May 28, 2010 as such Agreement was assigned to Tankers Management via an assignment agreement among the Parties and Shipmanagement dated September 10, 2010 and subsequently amended. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	The first paragraph of Schedule “B” shall be amended and restated in its entirety as follows:

“In consideration for the provision of the Services listed in Schedule “A” by the Manager to Navios Acquisition, Navios Acquisition shall pay the Manager:

1.

Until December 31, 2019 a fixed daily fee of US$7,150 per owned LR1 product tanker vessel, $6,500 per owned MR1, MR2 product tanker vessel and chemical tanker vessel, and $9,500 per VLCC tanker vessel, payable on the last day of each month.

2.	Commencing January 1, 2020,

a.

a fixed daily fee of US$7,225 per owned LR1 product tanker vessel, $6,825 per owned MR1, MR2 product tanker vessel and chemical tanker vessel, and $9,650 per VLCC tanker vessel, payable on the last day of each month for two years (months one to twenty-four) (the “Fixed Daily Fee”); unless the parties agree otherwise, for each 12 month period after such two years, a 3% increase of the Fixed Daily Fee per Owned Vessel. Navios Acquisition’s payment to the Manager for dry-docking expenses shall be at-cost for all vessels.

b.	a technical and commercial management daily fee of $50 per Vessel (the “Management Fee”)

2.	Counterparts. This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.

[Remainder ofpage intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

NAVIOS MARITIME ACQUISITION CORPORATION

By:	/s/ Leonidas Korres
Name: Leonidas Korres
.Title: Chief Financial Officer

NAVIOS TANKERS MANAGEMENT INC.

By:	/s/ Efstratios Desypris
Name: Efstratios Desypris
Title: President/Director

[Signature Page—Amendment to Management Agreement]